UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2019

DELMAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-37823	99-0360497
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Suite 720-999 West Broadway Vancouver, British Columbia, Canada	V5Z 1K5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 629-5989

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DMPI	The Nasdaq Capital Market

Item 8.01. Other Events.

On May 31, 2019, DelMar Pharmaceuticals, Inc. (“DelMar” or the “Company”), presented clinical updates from the Company’s ongoing first- and second-line trials in patients with MGMT-unmethylated glioblastoma multiforme (GBM) at a key opinion leader (KOL) presentation during the 2019 American Society of Clinical Oncology (ASCO) annual meeting in Chicago, IL.

At the KOL presentation, the Company provided an update on the ongoing Phase 2 clinical study investigating the front line treatment of VAL-083 with radiation therapy in newly diagnosed MGMT-unmethylated GBM. This trial is being conducted at the Sun Yat-sen University Cancer Center (SYSUCC) in Guangzhou, China in collaboration with Guangxi Wuzhou Pharmaceutical Company. The trial is designed to enroll up to 30 patients to determine if first-line therapy with VAL-083 treatment, in lieu of first-line temozolomide, improves progression free survival (PFS).

As of May 17, 2019, eighteen patients have been enrolled in the trial. Of these patients, fifteen have received their post-cycle 3 MRI and investigator assessment, and ten have received their post-cycle 7 MRI and investigator assessment. Two patients have not been on the study long enough to reach their first assessment, and one patient died before their first assessment. Assessments are based on the trial investigator’s clinical and radiologic assessment, according to the Response Assessment in NeuroOncology (RANO) criteria. For the fifteen patients who have received at least one assessment, eight patients were assessed with a best response of “Complete Response” (8/15, 53.3% CR) and seven patients were assessed with a best response of “Stable Disease” (7/15, 46.7% SD). Fourteen of the eighteen patients were still alive at the data cut-off date.

The Company also provided an update on the ongoing second-line Phase 2 clinical study of VAL-083 in patients with MGMT-unmethylated, Bevacizumab-naïve recurrent GBM. This study is being conducted in collaboration with The University of Texas MD Anderson Cancer Center (MDACC). This biomarker-driven trial (testing for MGMT methylation status) has been amended to enroll up to 83 patients (35 with a starting dose of 40 mg/m2; 48 with a starting dose of 30 mg/m2) to determine the potential of VAL-083 treatment to improve overall survival compared to historical reference control of 7.2 months with lomustine.

●	As of May 5, 2019, 51 patients have been enrolled, 35 patients at a starting dose of 40 mg/m2, and 16 patients at a starting dose of 30 mg/m2.

●	For the 47 patients who have been on study long enough to be assessed at the post-cycle 2 MRI:

o	9/35 (25.7%) patients initially receiving 40 mg/m2 exhibited “Stable Disease” per investigator assessment at the end of cycle 2

o	4/12 (33.3%) patients initially receiving 30 mg/m2 exhibited “Stable Disease” per investigator assessment at the end of cycle 2

Additionally, the study protocol has been amended to include enrollment of up to 24 newly-diagnosed GBM patients who have completed chemoradiation treatment with TMZ and received no subsequent TMZ maintenance therapy but will receive VAL-083 instead (Group 2). This Group has been included to explore whether earlier intervention with VAL-083 instead of TMZ maintenance therapy offers clinical benefit and extends the time to recurrence as compared to TMZ maintenance therapy.

Consistent with prior studies, myelosuppression (primarily thrombocytopenia and neutropenia) is the most common adverse event in both ongoing clinical trials.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELMAR PHARMACEUTICALS, INC.

Date: May 31, 2019	By:	/s/ Scott Praill
Name: Scott Praill Title: Chief Financial Officer

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